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                                                FILE PURSUANT TO RULE 424(b)(3)
                                                     REGISTRATION NO. 333-14171


                         6,434,970 SHARES OF COMMON STOCK
            $100,000,000 7.25% CONVERTIBLE SUBORDINATED NOTES DUE 2003

                            RAC FINANCIAL GROUP, INC.

FOURTH SUPPLEMENT DATED JANUARY 8, 1997
TO PROSPECTUS DATED DECEMBER 6, 1996

                 TERMS USED IN THIS SUPPLEMENT AND NOT OTHERWISE
                  DEFINED ARE USED AS DEFINED IN THE PROSPECTUS

   On December 13, 1996, RAC Financial Group, Inc. (the "Company") filed a prospectus (the "Prospectus") relating to, among other things, the resale of $100,000,000 of 7.25% Convertible Subordinated Notes Due 2003 ("Notes"), and on December 17, 1996, December 30, 1996, and January 7, 1996, the Company filed supplements to the table appearing on page 85 of the Prospectus, listing certain persons and entities as Selling Holders (the "Selling Holders Table").

   Based on the information that was then available to the Company, certain persons and entities were listed as Selling Holders on the Selling Holders Table. Since that time, the Company has learned the name of an additional Selling Holder, and has prepared this Supplement to the Selling Holders Table of the Prospectus by adding the following Selling Holder:

                          Aggregate Principal Amount of     Number of Shares of
 Name of Selling Holder    Notes Owned That May be Sold    Common Stock Issuable
----------------------    -----------------------------    ---------------------
J.P. Morgan Investment
 Management                        $1,000,000                     61,349